SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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☐	Definitive Additional Materials

BIOFUEL ENERGY CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BIOFUEL ENERGY CORP.
1600 Broadway, Suite 2200
Denver, Colorado 80202

May 10, 2012

Dear Stockholders,

On behalf of the Board of Directors, it is my pleasure to invite you to attend BioFuel Energy Corp.’s 2013 Annual Meeting of Stockholders. The Meeting will be held in the company’s executive offices located at 1600 Broadway, Suite 2200, Denver, Colorado on Thursday, June 20, 2013 at 10:00 a.m. Mountain Daylight Time. The matters to be addressed at the Annual Meeting are described in the Notice of Annual Meeting and Proxy Statement that has been posted with this invitation at www.proxyvote.com, printed copies of which are also available from the company upon request. Stockholders are welcome to submit questions in advance of or at the Meeting. The Annual Report on Form 10-K for the year ended December 31, 2012 is also posted at www.proxyvote.com, printed copies of which are likewise available from the company upon request.

At the Meeting, stockholders will vote on a number of important matters. Please take the time to read each of the proposals described in the Proxy Statement. Your vote is important. We urge you to vote your shares whether or not you plan to attend the Annual Meeting. Please sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares will be represented and voted at the meeting even if you cannot attend. You may revoke your proxy prior to or at the meeting and still vote in person if you so desire.

We thank you for your continuing support of the company and look forward to keeping you abreast of our progress throughout the coming year.

Sincerely yours,

Mark W. Wong
Chairman of the Board

BIOFUEL ENERGY CORP.
1600 Broadway, Suite 2200
Denver, Colorado 80202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 20, 2013

The 2013 Annual Meeting of Stockholders of BioFuel Energy Corp. (the “Annual Meeting”) will be held in the company’s executive offices located at 1600 Broadway, Suite 2200, Denver, Colorado, at 10:00 a.m. on June 20, 2013, for the purpose of considering and acting upon:

(1)	the election of directors to act until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;
(2)	the ratification of the appointment of Grant Thornton LLP as the Independent Registered Public Accounting Firm of the company to serve for the 2013 fiscal year; and
(3)	any other matters that may properly come before such meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 30, 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Holders of both Common Stock and Class B Common Stock are entitled to vote.

IF YOU ARE A HOLDER OF COMMON STOCK OR CLASS B COMMON STOCK, A PROXY CARD IS ENCLOSED. PLEASE VOTE YOUR PROXY PROMPTLY BY INTERNET, TELEPHONE OR BY MAIL AS DIRECTED ON THE PROXY CARD IN ORDER THAT YOUR SHARES MAY BE VOTED AT THE ANNUAL MEETING. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS VOTED BY SUBMITTING A LATER DATED PROXY CARD, BY SUBSEQUENTLY VOTING VIA INTERNET OR TELEPHONE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

May 10, 2013

Mark L. Zoeller
Corporate Secretary

PROXY STATEMENT

This proxy statement is being furnished on or about May 10, 2013 to the holders of Common Stock and Class B Common Stock of BioFuel Energy Corp. (the “Company”) in connection with the solicitation by the Company’s Board of Directors of proxies to be voted at the 2013 Annual Meeting of Stockholders to be held in the Company’s executive offices located at 1600 Broadway, Suite 2200, Denver, Colorado, at 10:00 a.m. on June 20, 2013 (the “Annual Meeting”) or any adjournments or postponements thereof.

QUESTIONS AND ANSWERS

Q:	Why am I receiving these materials?
A:	The Company is providing these proxy materials to you and soliciting your vote in connection with its annual meeting of stockholders, which will take place on June 20, 2013. As a stockholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement.
Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and executive officers and certain other required information. Our 2012 Annual Report on Form 10-K is also available.
Q:	Who may vote at the meeting?
A:	Only stockholders of record at the close of business on April 30, 2013 may vote at the meeting. As of the record date, there were 5,443,292 shares of Common Stock outstanding, net of 40,481 shares held in treasury, and 795,479 shares of Class B Common Stock outstanding, which together constitute a total of 6,238,771 outstanding voting shares of the Company. Each share of Common Stock and Class B Common Stock is entitled to one vote.
Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:	Most stockholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, which are summarized below:

Shareholder of Record.   If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc., you are considered to be the shareholder of record of those shares and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to vote by proxy or to vote in person at the meeting. In that case, we have enclosed a proxy card for you to use. All holders of Class B shares are shareholders of record.

Beneficial Owner.   If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or bank, which is considered to be the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. If you wish to vote these shares at the meeting, you must contact your bank or broker for instructions as to how to do so. Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares for you.

Q:	What may I vote on at the meeting?
A:	You may vote on the following proposals:
•	to elect seven nominees to serve on the Company’s board of directors for terms expiring at the next annual meeting,
•	to ratify the selection of our independent auditors for 2013.
Q:	How does the board of directors recommend I vote?
A:	The board recommends that you vote your shares FOR each of the seven listed director nominees and FOR the ratification of our independent auditors.

Q:	How can I vote my shares?
A:	You may vote either in person at the meeting or by proxy, either telephonically, on the Internet or by signing and returning a proxy card. Please refer to the instructions included on your proxy card to vote by proxy. Proxies submitted by telephone or the Internet are treated in the same manner as if the stockholder had signed, dated and returned the proxy card by mail. Therefore, stockholders of record electing to vote by telephone or the internet should not return their proxy cards by mail.

If you hold your shares in street name through a bank, broker or other record holder, then you may vote by the methods your bank or broker makes available using the instructions the bank or broker has included with this proxy statement. These methods may include voting over the Internet, by telephone or by mailing a voting instruction card.

Q:	How are votes counted?
A:	In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. We will appoint one or more inspectors of election to act at the Annual Meeting and to make a written report thereof. Prior to the Meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law. The inspectors will tabulate the number of votes cast for or against, or withheld or abstained from, each matter submitted at the meeting for a stockholder vote.
Q:	What is a “quorum” and why is it necessary?
A:	Conducting business at the annual meeting requires a quorum. For a quorum to exist, stockholders representing a majority of the outstanding shares entitled to vote must be present in person at the meeting or represented by proxy.

Under the rules of the Nasdaq Capital Market (“Nasdaq”), brokers who hold shares in street name have the discretionary authority to vote on certain “routine” matters when they have not received instructions from beneficial owners. For purposes of our Annual Meeting, the ratification of the appointment of the independent auditors is considered a routine matter. The election of directors is not considered a routine matter.

Q:	What vote is required to approve each proposal, and how will votes be counted?
A:	If a quorum is present, directors will be elected by a plurality of the votes cast. This means that the seven nominees receiving the highest number of votes will be elected as directors. The Company’s certificate of incorporation does not permit stockholders to cumulate their votes. Abstentions and broker non-votes will have no effect on the vote for directors.

The proposal to ratify the selection of our independent auditors for 2013 will be adopted if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will have no effect on the proposals.

Q:	Can I change my vote?
A:	You have the right to revoke your proxy at any time before the meeting by:
•	providing written notice to the Company’s corporate secretary that you revoke your proxy,
•	voting in person at the meeting, or
•	signing a later-dated proxy card and submitting it so that it is received before the meeting begins.

Attending the meeting will not by itself revoke a proxy unless you specifically revoke your proxy in writing.

Q:	What does it mean if I get more than one proxy card?
A:	If your shares are registered differently and are held in more than one account, then you will receive more than one proxy card. Be sure to vote all of your accounts so that all of your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible.
Q:	How will voting on any other business be conducted?
A:	We do not know of any business to be considered at the meeting other than election of seven directors and the ratification of our independent auditors. If any other business is properly presented at the meeting, your proxy gives Scott H. Pearce, our Chief Executive Officer and Kelly G. Maguire, our Chief Financial Officer, authority to vote on these matters in their discretion.
Q:	Who may attend the meeting?
A:	All stockholders who owned shares of our common stock on the record date, April 30, 2013, may attend the meeting. You may indicate on the enclosed proxy card if you plan to attend the meeting.
Q:	Where and when will I be able to find the results of the voting?
A:	The results of the voting will be announced at the meeting. We will also disclose the final results in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission.
Q:	When are stockholder proposals for the 2014 Annual Meeting due?
A:	In order for an item of business proposed by a stockholder to be considered properly brought before the annual meeting of stockholders as an agenda item, our By-laws require that the stockholder give written notice to our Corporate Secretary. The notice must specify certain information concerning the stockholder and the item of business proposed to be brought before the meeting. The notice must be received by our Secretary not less than 90 nor more than 120 calendar days before the first anniversary of the previous year’s annual meeting; provided, however, that in the event that (1) no annual meeting was held in the previous year or (2) the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary, notice by the stockholder must be received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90 th day prior to such annual meeting and the 10th day following the day on which notice of the meeting date was mailed or public disclosure of the meeting date was made for such notice to be timely. Accordingly assuming that the date of the 2014 Annual Meeting does not change materially from prior dates of our Annual Meeting, proper notice of a stockholder proposal for the 2014 Annual Meeting must be received by us no earlier than January 25, 2014 and no later than February 24, 2014.

Proposals intended to be included in the Company’s proxy materials for the 2014 Annual Meeting must be received by the Company’s Corporate Secretary no later than December 10, 2013.

Q:	How can stockholders nominate a candidate for director?
A:	Directors are nominated by the Governance and Nominating Committee of the Board, or by the entire Board acting as such. Stockholders can suggest qualified candidates for Director by writing to our Corporate Secretary at our executive offices. Stockholder submissions should include the name and qualifications of the candidate and any supporting material the stockholder feels is appropriate. In order to enable consideration of the candidate in connection with our 2014 Annual Meeting of Stockholders, a stockholder must submit materials relating to a suggested candidate no earlier than January 25, 2014 and no later than February 24, 2014. In considering any candidate proposed by a stockholder, the Governance and Nominating Committee will reach a conclusion based on the Board’s established criteria.
Q:	Who will bear the cost of soliciting proxies for the meeting, and how will these proxies be solicited?
A:	We will pay the cost of preparing, assembling, printing, posting, mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals. Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees, who will not receive any additional compensation for these solicitation activities.

PROPOSAL ONE
ELECTION OF DIRECTORS

As of the date of this proxy statement, our Board consists of seven directors, five of whom are independent. The Board has proposed that the stockholders elect the following Directors: Mark W. Wong, Scott H. Pearce, Elizabeth K. Blake, David Einhorn, Richard I. Jaffee, John D. March and Ernest J. Sampias. Information regarding the business experience of each nominee is provided below. All directors are elected annually to serve until the next annual meeting and until their successors are elected.

Directors are elected by plurality vote of the shares present at our annual meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. The proxy holders will vote in favor of the seven persons listed below unless contrary instructions are given. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for the seven persons recommended by our Board, except where authorization to do so is withheld. Each nominee is presently serving as a director and has served as a director of the Company for the period indicated in his or her biography. Our Board expects that all of the nominees will be available to serve as directors as indicated. In the event that any nominee should become unavailable, however, the proxy holders will vote for a nominee or nominees who would be designated by our Board unless the Board chooses to reduce the number of directors serving on our Board.

Mark W. Wong — Mr. Wong, age 64, has been one of our Directors since January 2008 and Chairman of the Board since March 2010. Mr. Wong was the Chief Executive Officer of Renewable Agricultural Energy Corporation, a private ethanol production company, from 2006 to 2007. From 1999 to 2005, Mr. Wong was the founder and Chief Executive Officer of Emergent Genetics, an international seed company sold to Monsanto Company in 2005. Prior to that time, Mr. Wong founded and managed a series of agricultural and biotechnology companies including Big Stone Partners, Agracetus Corporation and Agrigenetics Corporation. Mr. Wong also worked as an engineer for FMC Corporation and Chemical Construction Corporation. Mr. Wong received his Bachelor of Science degree in Chemical Engineering from Lehigh University and his M.B.A. from the Wharton School of Business at the University of Pennsylvania.

Scott H. Pearce — Mr. Pearce, age 47, is our President and Chief Executive Officer and a co-founder of BioFuel Energy Corp. He joined the Company in 2006 after co-founding the predecessor company, Bio Fuel Solutions LLC in 2004. Mr. Pearce has been developing and operating natural resource companies for the past 20 years, with specific focus on leading renewable energy firms for the past ten years. Previously, he was President and Chief Executive Officer of Poseidon Resources Corp. a water industry leader that developed large-scale desalination projects. Mr. Pearce is a U.S. Army veteran of both the Panama and Desert Storm conflicts. He served in various leadership positions, including duties as an attack helicopter pilot and commander, attaining the rank of captain. Mr. Pearce received a Bachelor of Science degree in engineering from Auburn University and an M.B.A. from the MIT Sloan School of Management.

Elizabeth K. Blake — Ms. Blake, age 61, has been one of our Directors since September 2007. Since 2006, Ms. Blake has served as Senior Vice President — Advocacy, Government Affairs & General Counsel of Habitat For Humanity International Inc., a non-profit organization that through local partnerships seeks to build affordable housing for families in need in 74 countries around the world. Ms. Blake served on the Board of Patina Oil & Gas Corporation from 1998 through its sale to Noble Energy in 2005. From March 2003 to 2005, Ms. Blake was the Executive Vice President — Corporate Affairs, General Counsel and Corporate Secretary for US Airways Group, Inc. From April 2002 through December 2002, Ms. Blake served as Senior Vice President and General Counsel of Trizec Properties, Inc., a public real estate investment trust. Ms. Blake served as Vice President and General Counsel of General Electric Power Systems from 1998 to 2002. From 1996 to 1998, Ms. Blake served as Vice President and Chief of Staff of Cinergy Corp. Ms. Blake received a Bachelor of Arts degree with honors from Smith College and her Juris Doctor from Columbia Law School, where she was a Harlan Fiske Stone Scholar. Ms. Blake was awarded an Honorary Doctorate of Technical Letters by Cincinnati Technical College and an Honorary Doctorate of Letters from the College of Mt. St. Joseph. From 1982 to 1984, she was an associate with Frost & Jacobs, a law firm in Cincinnati, Ohio and a partner from 1984 to 1996. From 1977 to 1982, she was with the law firm of Davis Polk & Wardwell in New York. She is past Chair of the Ohio Board of Regents.

David Einhorn — Mr. Einhorn, age 44, has been one of our Directors since May 2006. Since 1996, Mr. Einhorn has been the President of Greenlight Capital, Inc., one of our principal stockholders and an investment management company he co-founded. From March 2006 until March 2007, Mr. Einhorn was on the board of directors of New Century Financial Corp., a real estate investment trust that operated mortgage finance companies. Mr. Einhorn received a Bachelor of Arts degree in Government from Cornell University.

Richard I. Jaffee — Mr. Jaffee, age 55, has been one of our Directors since January 2008. Mr. Jaffee was a Managing Director of Goldman Sachs from 1991 to 2004. Prior to that time, Mr. Jaffee served as Vice President, Institutional Sales, Equities Division, at Bear, Stearns & Co. from 1986 to 1991. He also served as Vice President, Leveraged Buyout Finance Division at Citicorp from 1982 to 1986. Mr. Jaffee received his Bachelor of Arts degree from Brandeis University and his M.B.A. from Columbia University.

John D. March — Mr. March, age 65, has been one of our Directors since January 2008. Mr. March retired in December 2007 as a Corporate Vice President of Cargill, Incorporated. Mr. March was with Cargill in various capacities since 1971, including most recently serving as a member of the Corporate Center, as a Platform Leader on the Grain and Oilseed Supply Chain and Food Ingredients North America Platform and as a member of the Commodity Risk Committee. Mr. March is a past chairman of the National Oilseed Processors Association, a past director of the Virginia Soybean Commission and Soybean Association and a past treasurer and second vice president of the Virginia State Feed Association. Mr. March received his Bachelor of Arts degree in Economics from Dartmouth College and his M.B.A. from the Wharton School of Business at the University of Pennsylvania.

Ernest J. Sampias — Mr. Sampias, age 62, has been one of our Directors since July 2010. Mr. Sampias’ professional experience includes financial and leadership roles for both private and public companies within the information technologies, telecommunications, and directories industries. Most recently, from 2007 to 2009, he served as Chief Financial Officer for Sensis Pty Ltd, a consumer directory business headquartered in Melbourne, Australia. Prior to that he was Chief Financial Officer for SpectraLink Corporation, McData Corporation, US West Dex, Local Matters, Inc., and Convergent Communications. Mr. Sampias also serves on the Board of Directors of Xyratex Ltd, a publicly-held data storage company. Mr. Sampias graduated from Indiana University with a Bachelors of Science degree in Business with distinction, and holds a Masters of Taxation degree from DePaul University in Chicago. He is a Certified Public Accountant and a member of the Financial Executives Institute.

The Board of Directors recommends that stockholders vote FOR each of the nominees listed above.

CORPORATE GOVERNANCE

Board Structure

Our business and affairs are managed under the direction of our Board of Directors and through an Audit Committee, a Compensation Committee and a Governance and Nominating Committee of the Board. Our Board of Directors currently comprises seven members. Of these seven members, five members (Ms. Blake and Messrs. Jaffee, March, Sampias and Wong) have been determined by our Board to be independent Directors according to the rules and regulations of the Securities and Exchange Commission (“SEC”) and Nasdaq listing standards. In addition, members of the Board and the Company’s senior management consult on a regular basis relating to matters of corporate strategy and governance. The full Board met three times in person in 2012 and also conducted one telephonic meeting. In addition, the Audit Committee of the Board met five times, the Compensation Committee of the Board met twice, and the Governance and Nominating Committee met once in 2012. All Directors attended at least 75% of the meetings of the Board and Board committees on which they served.

Committees of the Board

The Audit Committee, Compensation Committee and Governance and Nominating Committee have been established by the Board in order to comply with the applicable rules of the SEC and Nasdaq. The Directors appointed to each of the committees are as follows:

Audit Committee
Ernest J. Sampias*
Elizabeth K. Blake
Richard I. Jaffee

Compensation Committee
Mark W. Wong*
John D. March
Richard I. Jaffee

Governance and Nominating Committee
Elizabeth K. Blake*
Richard I. Jaffee
John D. March

*	Committee Chair

Audit Committee

Each member of our Audit Committee has been determined by our Board of Directors to be an independent Director according to the rules and regulations of the SEC and Nasdaq listing standards, and Mr. Sampias has been determined by our Board of Directors to be an “audit committee financial expert” as such term is defined in the rules and regulations of the SEC. The Audit Committee has responsibility for, among other things:

•	retaining, compensating, overseeing and terminating any registered public accounting firm in connection with the preparation or issuance of an audit report, and approving all audit services and any permissible non-audit services provided by the independent registered public accounting firm;
•	receiving direct reports from any registered public accounting firm engaged to prepare or issue an audit report;
•	reviewing and discussing annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm;
•	reviewing with the independent registered public accounting firm any audit problems and management’s response;
•	discussing earnings releases, financial information and earnings guidance provided to analysts and rating agencies;

•	periodically meeting separately with management, internal auditors and the independent registered public accounting firm;
•	establishing procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters;
•	obtaining and reviewing, at least annually, an independent registered public accounting firm report describing the independent registered public accounting firm internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent registered public accounting firm or any inquiry by governmental authorities;
•	approve and recommend to the Board of Directors the hiring of any employees or former employees of the independent registered public accounting firm;
•	retaining independent counsel and other outside advisors, including experts in the area of accounting, as it determines necessary to carry out its duties; and
•	reporting regularly to our full Board of Directors with respect to any issues raised by the foregoing.

The Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.bfenergy.com.

Compensation Committee

The Compensation Committee has responsibility for, among other things:

•	reviewing key employee compensation policies, plans and programs;
•	reviewing and approving the compensation of our Chief Executive Officer and the other executive officers of the Company and its subsidiaries;
•	reviewing and approving any employment contracts or similar arrangements between the Company and any executive officer of the Company;
•	reviewing and consulting with our Chairman and our Chief Executive Officer concerning performance of individual executives and related matters; and
•	administering our stock plans, incentive compensation plans and other similar plans that the Board may from time to time adopt and exercising all the powers, duties and responsibilities of the Board of Directors with respect to the plans.

Governance and Nominating Committee

The Governance and Nominating Committee has responsibility for, among other things:

•	recommending to our Board of Directors proposed nominees for election to the Board of Directors by the stockholders at annual meetings, including an annual review as to the re-nominations of incumbents and proposed nominees for election by the Board of Directors to fill vacancies that occur between stockholder meetings; and
•	making recommendations to the Board of Directors regarding corporate governance matters and practices.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of our Compensation Committee, and none of them has served, or will be permitted to serve, on the Compensation Committee (or any committee serving a similar function) of any other entity of which an executive officer serves, or is expected to serve, as a member of our Compensation Committee.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines, in accordance with applicable rules and regulations of the SEC and Nasdaq, to govern the responsibilities and requirements of the Board of Directors. The corporate governance guidelines are available on our website at www.bfenergy.com.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to our Directors and to all of our employees, including the Chief Executive Officer and the Chief Financial Officer. This Code of Business Conduct and Ethics is posted on our web site at www.bfenergy.com. Any waivers of, or amendments to, our Code of Business Conduct and Ethics will be posted on our web site and reported as required by the SEC.

Whistleblower Procedures

The Company has established a “whistle blower” hotline supported by a third party vendor. The purpose of the hotline is to permit employees and third parties who have any concerns about the Company and its policies and practices to bring those concerns to the attention of the Company’s senior management and directly to the Audit Committee of the Board. The hotline process allows complaints to be raised on an anonymous basis where requested. All communications through the hotline will be reviewed with the Audit Committee. The whistleblower procedures are available on our website at www.bfenergy.com.

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors reviews and pre-approves transactions we may enter into with our Directors, executive officers, principal stockholders or persons affiliated with our Directors, executive officers or principal stockholders. While we do not have formal procedures for these reviews, our Board of Directors evaluates and considers these transactions individually on a facts and circumstances basis. Furthermore, our code of business conduct and ethics requires Directors and executive officers to disclose any transaction with us in which they may have a direct or indirect interest.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with one or more members of the Company’s Board by writing to the Board, or a specific Director at:

Board of Directors (or specific Director)
BioFuel Energy Corp.
c/o Corporate Secretary
1600 Broadway, Suite 2200
Denver, Colorado 80202

Communications addressed to individual Board members will be forwarded by the Corporate Secretary to the individual addressee. Any communications addressed to the Board of Directors will be forwarded by the Corporate Secretary to the Chairman of the Board.

Consideration of Director Candidates

The Governance and Nominating Committee will consider candidates for Board membership. The charter of the Governance and Nominating Committee requires that the Committee select nominees to become Directors based on an assessment of the fulfillment of necessary independence requirements for the composition of the Board; the highest ethical standards and integrity; a willingness to act on and be accountable for Board decisions; an ability to provide wise, informed and thoughtful counsel to top management on a range of issues; and individual backgrounds that provide a diverse portfolio of experience and knowledge commensurate with the Company’s needs. The Committee will consider all of these qualities when selecting, subject to Board ratification, candidates for Director. There are no differences in the manner in which the Governance and Nominating Committee will evaluate nominees for Director based on whether the nominee is recommended by a stockholder.

Stockholders can suggest qualified candidates for Director by writing to our Corporate Secretary at BioFuel Energy Corp., 1600 Broadway, Suite 2200, Denver, Colorado 80202. Stockholder submissions should include the name and qualifications of the candidate and any supporting material the stockholder feels is appropriate. In order to enable consideration of the candidate in connection with our 2014 Annual Meeting of Stockholders, a stockholder must submit materials relating to a suggested candidate no earlier than January 25, 2014 and no later than February 24, 2014. In considering any candidate proposed by a stockholder, the

Governance and Nominating Committee will reach a conclusion based on the criteria described above. The Governance and Nominating Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Committee.

Available Information

The Company’s website address is www.bfenergy.com. The Company makes available free of charge through its website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. The Company’s website also includes our Corporate Governance Guidelines, Code of Business Conduct and Ethics, our Whistleblower Procedures and the Charters of the Audit Committee. These documents are also available in print to any stockholder upon request mailed to the Company.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has ratified and affirmed the Audit Committee’s appointment of the independent accounting firm of Grant Thornton LLP to serve as the Independent Registered Public Accounting Firm of the Company for the current fiscal year subject to ratification by the Company’s stockholders. Grant Thornton LLP was first appointed to serve as the Independent Registered Public Accounting Firm of the Company in 2007 and is considered by the Audit Committee and the management of the Company to be well qualified.

Although stockholder ratification is not required, the appointment of Grant Thornton LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If Grant Thornton LLP’s selection is not ratified at the Annual Meeting of Stockholders, the Audit Committee will reconsider its appointment of Grant Thornton LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of at least a majority of the votes cast is required to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

The Board of Directors recommends that stockholders vote FOR ratification.

MANAGEMENT

Executive Officers

The following table identifies our executive officers and their ages as of April 30, 2013.

Name	Age	Position
Scott H. Pearce	47	President, Chief Executive Officer and Director
Douglas M. Anderson	57	Executive Vice President and Chief Operating Officer
Kelly G. Maguire	50	Executive Vice President and Chief Financial Officer
Todd R. Gander	49	Vice President — Strategy and Business Development
Mark L. Zoeller	53	Vice President — General Counsel and Corporate Secretary

Each officer serves at the discretion of our Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. The following sets forth certain biographical information with respect to our executive officers. The biographical information for Scott H. Pearce appears above under “Proposal One, Election of Directors”.

Douglas M. Anderson was appointed our Vice President — Operations effective March 15, 2010. Mr. Anderson was promoted to Executive Vice President in March 2011 and named Chief Operating Officer in June 2012. From August 2009 to March, 2010, Mr. Anderson served as Chief Executive Officer of NuGen Energy, a private ethanol production company. From 2007 to August 2009, Mr. Anderson was Vice President of Operations for Rawhide Energy, a development-stage ethanol company, and from 2004 to 2007 he held a variety of plant-level management positions with U.S. Bio Energy and a predecessor ethanol production company, eventually being promoted to Vice President of Operations. Prior to that, Mr. Anderson held a variety of management positions with the Iams pet-food division of Proctor & Gamble.

Kelly G. Maguire has been our Chief Financial Officer since June 2008 and was named Executive Vice President in August 2010. Mr. Maguire was previously Executive Vice President of Pendum, Inc., a privately held company with roughly 2,800 employees servicing 60,000 automated teller machines (ATM’s) nationwide. Mr. Maguire served as Pendum’s Chief Financial Officer from 2000 to 2006. Previously, he served as Chief Financial Officer of TMJ Implants Inc, a medical device manufacturer, from 1996 to 2000. Mr. Maguire began his career with Deloitte & Touche, LLP, spending almost 10 years in the audit area. Mr. Maguire received his B.A. degree in Accounting from the University of North Dakota.

Todd R. Gander was appointed our Vice President — Strategy and Business Development in September 2011. From August 2007 to June 2011, Mr. Gander served as the Director of Market Intelligence and Decision Analysis and, earlier, the Director of Strategic Alliances for Covidien’s Respiratory and Monitoring Solutions Group. From 2006 to 2007 he was Vice President for Strategic Planning for Renewable Agricultural Energy, having been a co-founder of the company, a development-stage enterprise that focused on the construction and operation of fuel ethanol plants. From 1998 to 2006, he served in business development and strategic planning roles with SomaLogic, a Boulder, Colorado-based biotechnology company and its predecessor, NeXstar Pharmaceuticals, Inc. During this time, he also advised companies as an independent consultant, focusing on strategy development for life sciences companies. Prior to this, Mr. Gander held positions with Big Stone Partners, PiperJaffray, and Empire Blue Cross and Blue Shield. He began his career with the Boston Consulting Group. Mr. Gander received his B.S. degree in Biology from Yale University and his M.B.A. from the University of Colorado.

Mark L. Zoeller was appointed our Vice President — General Counsel and Corporate Secretary in August 2009. Prior to that time, from July 2008 until his appointment, Mr. Zoeller served on a contract basis as the Company’s General Counsel and acting Corporate Secretary. From 2007 through April 2008, Mr. Zoeller was Vice President and General Counsel of Vanguard Mortgage & Title, Inc., a privately-held consolidator in the residential mortgage origination industry. From 2005 through 2006, Mr. Zoeller was in private practice as a sole practitioner and business consultant. From 1997 through 2005, Mr. Zoeller served in a variety of roles with Cenveo, Inc., a NYSE-listed printing and printing-related services company, most recently as Vice President, General Counsel and Corporate Secretary. Mr. Zoeller began his legal career with Rothgerber, Johnson & Lyons, a Denver-based law firm. Mr. Zoeller received his B.A. degree in Economics from the University of Chicago, and his Juris Doctor degree from the University of Colorado School of Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information with respect to the beneficial ownership of our Common Stock and Class B Common Stock as of April 30, 2013, by:

•	each person who is known by us to beneficially own 5% or more of any class of our outstanding shares of common stock;
•	each member of our Board of Directors who beneficially owns any class of shares of our common stock;
•	each of our executive officers; and
•	all members of our Board of Directors and our executive officers as a group.

Beneficial ownership is determined in accordance with the SEC rules and includes voting or investment power with respect to the securities. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Unless otherwise indicated, the address for all beneficial owners is c/o BioFuel Energy Corp., 1600 Broadway, Suite 2200, Denver, Colorado 80202. At the close of business on April 30, 2013, the record date, there were 5,443,292 shares of Common Stock outstanding, net of 40,481 shares held in treasury, and 795,479 shares of Class B Common Stock outstanding, which together constitute a total of 6,238,771 shares of outstanding voting shares of the Company. Each share of Common Stock and Class B Common Stock is entitled to one vote. The percentage of common stock outstanding was determined based on 6,238,771 shares outstanding at the record date.

Beneficial Owner	Number of Shares of Common Stock	Number of Shares of Class B Common Stock	Options Exercisable	Total Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Greenlight Capital, Inc. and its affiliates(1) 2 Grand Central Tower 140 East 45th Street, 24th floor New York, NY 10017	1,427,816	780,958	—	2,208,774	35.4%
Third Point Funds(2) 390 Park Avenue, 18th floor New York, NY 10022	1,082,650	—	—	1,082,650	17.4%
Thomas J. Edelman(3) 667 Madison Avenue, 4th Floor New York, NY 10065	497,500	—	—	497,500	8.0%
Scott H. Pearce(4)	87,881	14,521	17,500	119,902	1.9%
Kelly G. Maguire(5)	40,441	—	16,750	57,191	*
Douglas M. Anderson(6)	18,500	—	2,500	21,000	*
Elizabeth K. Blake(7)	5,022	—	750	5,772	*
David Einhorn(8)	2,750	—	750	3,500	*
Ernest J. Sampias(9)	2,441	—	250	2,691	*
Richard I. Jaffee(10)	2,500	—	750	3,250	*
John D. March(11)	3,131	—	750	3,881	*
Mark W. Wong(12)	35,611	—	20,750	56,361	* %
All Directors and Named Executive Officers as a group, 9 persons(13)	1,626,093	795,479	60,750	2,482,322	39.8%

*	less than 1%

(1)	Greenlight Capital, Inc. (“Greenlight Inc.”) is the investment manager for Greenlight Capital Offshore Partners, and as such has voting and dispositive power over 965,923 shares of common stock held by Greenlight Capital Offshore Partners. Greenlight Capital, L.L.C. (“Greenlight L.L.C.”) is the sole general partner of Greenlight Capital, L.P. and Greenlight Capital Qualified, L.P., and as such has voting and dispositive power over 113,712 shares of common stock and 703,900 shares of Class B common stock held by Greenlight Capital, L.P. and Greenlight Capital Qualified, L.P. DME Advisors, LP (“DME Advisors”) is the investment manager for Greenlight Reinsurance, Ltd., and as such has voting and dispositive power over 265,747 shares of common stock held by Greenlight Reinsurance, Ltd. DME Management GP, LLC (“DME Management GP”) is the sole general partner of Greenlight Capital (Gold), LP, and as such has voting and dispositive power over 30,190 shares of common stock and 77,055 shares of Class B common stock held by Greenlight Capital (Gold), LP. DME Capital Management, LP (“DME Management”) is the investment manager for Greenlight Capital (Gold), LP, and Greenlight Capital Offshore Master (Gold), Ltd., and as such has voting and dispositive power over 82,437 shares of common stock and 77,055 shares of Class B common stock held by Greenlight Capital (Gold), LP and Greenlight Capital Offshore Master (Gold), Ltd. DME Advisors GP, LLC (“DME GP”) is the general partner of DME Advisors and DME Management, and as such has voting and dispositive power over 348,184 shares of common stock and 77,055 shares of Class B common stock. David Einhorn, one of our directors, is the principal of Greenlight Inc., Greenlight L.L.C., DME Advisors, DME Management GP, DME Management and DME GP, and as such has sole voting and sole dispositive power over 1,431,319 shares of common stock and 780,958 shares of Class B common stock held by these affiliates of Greenlight, Inc. Mr. Einhorn disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.
(2)	Includes shares held of record by Third Point Offshore Master Fund LP, Third Point Partners LP, Third Point Partners Qualified LP, and Third Point Ultra Master Fund LP, which are investment funds managed by Third Point LLC, and by an individual the Company believes to be affiliated with Third Point LLC.
(3)	Includes 2,500 shares of common stock owned of record by Mr. Edelman’s wife, Ingrid O. Edelman. Mr. Edelman disclaims beneficial ownership of these shares of common stock, except to the extent of any pecuniary interest therein.
(4)	Includes 41,350 shares of restricted common stock granted to Mr. Pearce under our compensation program for employees, of which 14,712 shares have vested.
(5)	Includes 27,750 shares of restricted common stock granted to Mr. Maguire under our compensation program for employees, of which 10,500 shares have vested.
(6)	Includes 18,500 shares of restricted common stock granted to Mr. Anderson under our compensation program for employees, of which 7,125 shares have vested.
(7)	Includes 2,500 shares of restricted common stock granted to Ms. Blake under our compensation program for non-employee Directors, of which 2,500 shares have vested.
(8)	Includes 2,750 shares of restricted common stock granted to Mr. Einhorn under our compensation program for non-employee Directors, of which 2,750 shares have vested. See note 1.
(9)	Includes 2,125 shares of restricted common stock granted to Mr. Sampias under our compensation program for non-employee Directors, of which 2,125 shares have vested.
(10)	Includes 2,500 shares of restricted common stock granted to Mr. Jaffee under our compensation program for non-employee Directors, of which 2,500 shares have vested.
(11)	Includes 2,500 shares of restricted common stock granted to Mr. March under our compensation program for non-employee Directors, of which 2,500 shares have vested.
(12)	Includes 34,350 shares of restricted common granted to Mr. Wong under our compensation program for non-employee Directors, of which 15,212 shares have vested.
(13)	Includes shares held by Greenlight Capital, Inc., which is controlled by one of our Directors, David Einhorn.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides compensation information for our Chief Executive Officer, Chief Financial Officer and one other most highly compensated executive officer as of December 31, 2012. We refer to these executive officers as our Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total Compensation
Scott H. Pearce President and Chief Executive Officer	2012	$375,577	$—	$129,583	$331,776	$32,467	$869,403
	2011	355,923	304,000	53,145	266,159	30,703	1,009,930
Doug M. Anderson Executive Vice President and Chief Operating Officer	2012	248,077	—	61,279	43,923	13,097	366,376
	2011	236,077	156,000	30,369	35,968	10,082	468,496
Kelly G. Maguire Executive Vice President and Chief Financial Officer	2012	258,077	—	90,782	272,291	13,272	634,422
	2011	249,231	138,000	43,275	238,996	8,977	678,479

(1)	There were no bonuses earned in 2012. Bonuses earned in 2011 were paid in the first quarter of 2012.
(2)	Messrs. Pearce, Anderson and Maguire each received restricted stock grants approved by the Board in both March 2012 and March 2011. These shares of restricted stock are scheduled to vest with respect in equal increments on each of the four anniversaries of the grant date, subject to their continued employment. The amounts reported represent the aggregate grant date fair value of such awards computed in accordance with FASB ASC 718.
(3)	Messrs. Pearce and Maguire each received stock option grants approved by the Board in March 2010. Mr. Anderson received a stock option grant upon joining the Company in March 2010. The stock options are scheduled to vest and become exercisable with respect to 30%, 30% and 40% each of the three anniversaries of the grant date, subject to their continued employment. The amounts reported represent the aggregate grant date fair value of such awards computed in accordance with FASB ASC 718.
(4)	Amount paid to Mr. Pearce includes $19,200 in relocation expenses paid in both 2011 and 2012. All other amounts relate to the Company’s voluntary matching contribution to the 401(k) Plan paid in 2011 and 2012.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to restricted stock and stock options held by our Named Executive Officers as of December 31, 2012:

	Option Awards(1)					Stock Awards(3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Scott H. Pearce	7,500	—		$63.80	12/14/2014
Scott H. Pearce	6,000	4,000		$55.20	3/1/2015
Scott H. Pearce						36,975	$136,068
Douglas M. Anderson	1,500	1,000		$56.60	3/18/2015
Douglas M. Anderson						16,000	$58,880
Kelly G. Maguire	2,500	—		$88.00	6/9/2013
Kelly G. Maguire	6,750	—		$63.80	12/14/2014
Kelly G. Maguire	4,500	3,000		$55.20	3/1/2015
Kelly G. Maguire						24,188	$89,015

(1)	All stock option grants were made pursuant to the 2007 Equity Plan. The stock option awards vest 30%, 30%, and 40% over a three year period commencing on the first anniversary of the date of grant, subject to continued employment.
(2)	The exercise price equals the fair market value (as defined in the 2007 Equity Plan) of our common stock on the date of grant.
(3)	All stock grants were made pursuant to the 2007 Equity Plan. Restricted stock awards vest in equal increments of 25% on each of the first four anniversaries of the grant date.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan Based Awards

Annual Cash Compensation

Base Salary

We pay base salaries that are competitive with similar positions in the renewable energy sector and other comparable public companies and that provide for equitable compensation among executives of the Company. We review the compensation of our executive officers annually. Our Chief Executive Officer recommends initial base salaries and annual adjustments, as appropriate, and our Compensation Committee considers and approves base salaries, based upon the elements of our compensation program established by the Compensation Committee. The Compensation Committee has also engaged the services of Mercer (US) Inc. as its independent compensation consultants. Our Chief Executive Officer’s salary is reviewed by our Compensation Committee, and is approved by our Board of Directors. Salary reviews consist of detailed performance-based evaluations. We believe that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives. In 2011, Mr. Pearce’s base salary was increased at roughly the inflation rate, and his target bonus opportunity was set, by the Compensation Committee after consultation with Mercer. In 2012, Mr. Pearce’s base salary was increased again after consultation with Mercer. See “Employment Agreements — Mr. Pearce’s Employment Agreement” for further details.

Cash Incentive Bonuses

In 2012, we paid no bonuses to our executive officers due to the Company’s financial performance in light of challenging circumstances in the ethanol industry resulting from the drought in the U.S. Corn Belt and other factors, and the fact that the Company was forced to idle one of its ethanol plants in September of that year. Payment of future target bonuses are expected to be performance-based, based upon operating and production goals set by the Board, including performance against budget and other targets, profitability, individual performance within the Company, and the Company’s performance relative to other companies in our industry. The relevant performance standards are expected to be adjusted based on the ethanol industry’s overall financial circumstances and commodity-based margins, in order to reward management for attaining the Company’s goal of achieving operational excellence. We expect that all such future bonus payments will be awarded in the sole discretion and based on such measurements as adopted by the Compensation Committee and approved by the entire Board. We fund any cash incentive bonuses that we pay from cash generated by operations.

Equity Incentive Compensation

Our 2007 Equity Incentive Compensation Plan (the “2007 Equity Plan”) provides for the grant of equity incentive awards. In March 2011, the Compensation Committee, based in part on the recommendations of Mercer, and with the approval of the entire Board, awarded shares of restricted stock under the 2007 Equity Plan to our Named Executive Officers in the following amounts: Mr. Pearce, 17,500; Mr. Maguire, 14,250; and Mr. Anderson, 10,000. In March 2012, the Compensation Committee, based in part on the recommendations of Mercer, and with the approval of the entire Board, awarded shares of restricted stock under the 2007 Equity Plan to our Named Executive Officers in the following amounts: Mr. Pearce, 23,850; Mr. Maguire, 13,500; and Mr. Anderson, 8,500. Each of these grants vest in equal increments on each of their respective four anniversaries of the grant date. See “2007 Equity Incentive Compensation Plan” below for further details regarding our 2007 Equity Plan and the terms of grants awarded under the 2007 Equity Plan.

We do not have specific share retention or ownership guidelines for our executive officers.

Other Compensation

General Benefits

All of our executive officers are eligible for benefits offered to employees generally, including life, health, disability and dental insurance and our profit sharing and 401(k) plan (the “401(k) Plan”). These benefits are designed to provide a stable array of support to employees and their families and are provided to all employees regardless of their individual performance levels.

Eligible employees may make voluntary contributions to the 401(k) Plan up to limits permitted under law, and the Company provides a contributory match equal to 50% of the first 6% of compensation contributed by participants. In addition, we may, at our discretion, make discretionary profit sharing contributions to the 401(k) Plan in addition to this match. All full-time employees who have completed one month of service are eligible to participate in the 401(k) Plan. The Company match and any discretionary contributions made by us are subject to vesting restrictions as follows: employees become 34% vested at the end of the first Plan Year following their date of hire, employees are 67% vested at the end of the next succeeding Plan Year and employees are 100% vested at the end of the next succeeding Plan Year thereafter.

Perquisites

We do not believe it is necessary for the attraction or retention of management talent to provide our executive officers with a substantial amount of compensation in the form of perquisites. In 2012, we did not provide any perquisites to our executive officers.

Relocation Expenses

As part of our ordinary recruitment efforts, we may offer reimbursement of relocation expenses to our officers and employees from time to time. We paid relocation expenses of $19,200 to Mr. Pearce in each of 2012 and 2011.

Employment Agreements

We have entered into an employment agreement with each of Mr. Pearce and Mr. Maguire, as well as a written Offer of Continued Employment with Mr. Anderson, setting forth the terms of their employment.

Mr. Pearce’s Employment Agreement

In August 2010, we entered into an executive employment agreement with Mr. Pearce. The agreement provides that Mr. Pearce will serve as President and Chief Executive Officer for an initial term of two years. The agreement automatically renews for successive one year terms, unless either party provides notice of its intent not to renew the agreement at least 60 days prior to the end of any term. The agreement provides for a base salary of not less than $350,000 per year and an annual incentive target bonus of 85% of Mr. Pearce’s base salary. The agreement also provides that if the Company terminates Mr. Pearce’s employment without “cause” or he terminates his employment for “good reason” (as such terms are defined in the agreement), and upon execution of a severance agreement and a customary release of future claims, the Company will pay Mr. Pearce all accrued unpaid base salary and bonus from the previous year, un-reimbursed expenses and a severance payment equal to 12 months of his then-current base salary plus a pro rata portion of his target bonus based on the number of weeks of the year that have lapsed prior to such termination. The agreement also provides that if the Company terminates Mr. Pearce’s employment without cause or he terminates his employment for good reason within one year following a “change of control” (as defined in the agreement), the Company will pay Mr. Pearce an additional severance payment equal to 12 months of his then-current base salary plus a pro rata portion of his target bonus. The Company will also provide Mr. Pearce with 18 months of health benefit coverage following termination of his employment under the above described circumstances.

Mr. Pearce has also agreed to maintain our confidential information in strictest confidence and not to use or disclose to any third party our confidential information, except as we may permit from time to time. Mr. Pearce has agreed not to compete with us during his employment, and if the agreement expires or he terminates the agreement for any reason, for a period of one year following the termination or expiration date of the agreement. During the non-compete period, Mr. Pearce will not solicit or persuade any of our employees to leave us or hire any employee that we have terminated. Mr. Pearce has also agreed that, during the non-compete period, he will not divert any business away from us or from customers of ours. The agreement also provides that we will indemnify him against any claims or judgments that result by reason of his employment with us. In addition, during Mr. Pearce’s term of employment, and for a period of three years following employment, we must maintain officers’ and directors’ liability insurance for Mr. Pearce at least equal to the coverage that we provide for any other present or former senior executive or Director.

Mr. Maguire’s Employment Agreement

In August 2010, we entered into an executive employment agreement with Mr. Maguire. The agreement provides that Mr. Maguire will serve as Executive Vice President and Chief Financial Officer for an initial term of two years. The agreement automatically renews for successive one year terms, unless either party provides notice of its intent not to renew the agreement at least 60 days prior to the end of any term. The agreement provides for a base salary of not less than $245,000 per year and an annual incentive target bonus of 55% of Mr. Maguire’s base salary. The agreement also provides that if the Company terminates Mr. Maguire’s employment without “cause” or he terminates his employment for “good reason,” and upon execution of a severance agreement and a customary release of future claims, the Company will pay Mr. Maguire all accrued unpaid base salary and bonus from the previous year, un-reimbursed expenses and a severance payment equal to 12 months of his then-current base salary plus a pro rata portion of his target bonus. The agreement also provides that if the Company terminates Mr. Maguire’s employment without cause or he terminates his employment for good reason within one year following a “change of control,” the Company will pay Mr. Maguire an additional severance payment equal to 12 months of his then-current base salary. The Company will also provide Mr. Maguire with 12 months of health benefit coverage following termination of his employment under the above described circumstances.

Mr. Maguire has also agreed to certain restrictive covenants which are identical to those described above with respect to Mr. Pearce’s Employment Agreement. The agreement also provides that we will indemnify him against any claims or judgments that result by reason of his employment with us. In addition, during

Mr. Maguire’s term of employment, and for a period of three years following employment, we must maintain officers’ and directors’ liability insurance for Mr. Maguire at least equal to the coverage that we provide for any other present or former senior executive or Director.

Mr. Anderson’s Terms of Employment

In August, 2010 we entered into a written Offer of Continued Employment with Mr. Anderson. Under the written terms entered into with Mr. Anderson, he will receive an annual base salary of not less than $225,000 per year. Mr. Anderson will also be eligible to participate in the Company’s annual bonus program in an amount of up to 65% of his base salary. The terms and conditions, including the amount, of the bonus are to be determined in the sole discretion of the Company’s Board of Directors. Mr. Anderson will also be eligible to participate in the Company’s employee stock incentive program, subject to such grants as the Board may approve. Mr. Anderson will also be entitled to receive insurance and additional employee benefits. In the event Mr. Anderson is terminated without “cause” or for “good reason,” Mr. Anderson will be entitled to severance equal to six months of his base salary and a pro rata portion of his target bonus, and his health benefits will be continued by the Company pursuant to COBRA for a period of six months. In the event his employment is terminated following a “change of control,” Mr. Anderson will be entitled to the greater of the foregoing severance or the amount he would be entitled to under the Company’s Change of Control Plan dated November 10, 2006. As a condition to receiving such severance payments, Mr. Anderson would be required to execute a general release and enter into a non-competition agreement with the Company for a duration of six months.

2007 Equity Incentive Compensation Plan

We have adopted our 2007 Equity Incentive Compensation Plan (the “2007 Equity Plan”). The purpose of the 2007 Equity Plan is to promote our interests and the interests of our stockholders by (1) attracting and retaining exceptional Directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) and (2) enabling such individuals to participate in our long-term growth and financial success.

Types of Awards

The 2007 Equity Plan provides for the grant of options intended to qualify as incentive stock options, or ISOs, under Section 422 of the Code, non-qualified stock options, or NSOs, stock appreciation rights, or SARs, restricted stock awards, restricted stock units, or RSUs, performance units, and other equity-based or equity-related awards.

Plan Administration

The Compensation Committee of the Board of Directors administers the 2007 Equity Plan, with the advice and consent of our entire Board of Directors. Subject to the terms of the 2007 Equity Plan and applicable law, the Board or the Compensation Committee, as applicable, has sole authority to administer the 2007 Equity Plan, including, but not limited to, the authority to (1) designate plan participants, (2) determine the type or types of awards to be granted to a participant, (3) determine the number of shares of our common stock to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards, (4) determine the terms and conditions of awards, (5) determine the vesting schedules of awards and, if certain performance criteria must be attained in order for an award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (6) determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, shares of our common stock, other securities, other awards or other property, or cancelled, forfeited or suspended and the method or methods by which awards may be settled, exercised, cancelled, forfeited or suspended, (7) determine whether, to what extent and under what circumstances cash, shares of our common stock, other securities, other awards, other property and other amounts payable with respect to an award will be deferred either automatically or at the election of the holder thereof or of the Board or the Compensation Committee, as applicable, (8) interpret, administer, reconcile any inconsistency in, correct any default in and supply any omission in, the 2007 Equity Plan and any instrument or agreement relating to, or award made under, the 2007 Equity Plan, (9) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the 2007

Equity Plan, (10) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards, (11) amend an outstanding award or grant a replacement award for an award previously granted under the 2007 Equity Plan if, in its sole discretion, the Board or the Compensation Committee, as applicable, determines that the tax consequences of such award to us or the participant differ from those consequences that were expected to occur on the date the award was granted or that clarifications or interpretations of, or changes to, tax law or regulations permit awards to be granted that have more favorable tax consequences than initially anticipated and (12) make any other determination and take any other action that the Board or the Compensation Committee deems necessary or desirable for the administration of the 2007 Equity Plan.

Shares Available for Awards

In June 2012 the Board of Directors adjusted the number of shares of our common stock available to be delivered pursuant to awards granted under the 2007 Equity Plan and the number of shares and, in the case of outstanding stock options, the exercise price of such awards, to reflect the Company’s 1-for-20 reverse stock split. Subject to further adjustment for future changes in capitalization, the aggregate number of shares of our common stock that may be delivered pursuant to awards granted under the 2007 Equity Plan is currently 355,000. As of April 30, 2013, 109,497 shares remained available for grant under the 2007 Equity Plan. If an award granted under the 2007 Equity Plan is forfeited, or otherwise expires, terminates or is cancelled without the delivery of shares, then the shares covered by the forfeited, expired, terminated or cancelled award will again be available to be delivered pursuant to awards under the 2007 Equity Plan.

In the event of any extraordinary dividend or other extraordinary distribution, recapitalization, stock split, reverse stock split, split-up or spin-off affecting the shares of our common stock, the Board or the Compensation Committee, as applicable, will make adjustments and other substitutions to awards under the 2007 Equity Plan in order to preserve the value of the awards. In the event of any reorganization, merger, consolidation, combination, repurchase or exchange of shares of the Company or other similar corporate transactions, the Board or the Compensation Committee, as applicable, in its discretion may make such adjustments and other substitutions to the 2007 Equity Plan and awards under the 2007 Equity Plan as it deems equitable or desirable in its sole discretion.

Any shares of our common stock issued under the 2007 Equity Plan may consist, in whole or in part, of authorized and unissued shares of our common stock or of treasury shares of our common stock.

Eligible Participants

Any of our, or our affiliates’, Directors, officers, employees or consultants (including any prospective Directors, officers, employees or consultants) is eligible to participate in the 2007 Equity Plan.

Stock Options

The Board or the Compensation Committee, as applicable, may grant both ISOs and NSOs under the 2007 Equity Plan. Except as otherwise determined by the Board or the Compensation Committee in an award agreement, the exercise price for options cannot be less than the fair market value (as defined in the 2007 Equity Plan) of our common stock on the grant date. In the case of ISOs granted to an employee who, at the time of the grant of an option, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our affiliates, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the grant date. All options granted under the 2007 Equity Plan will be NSOs unless the applicable award agreement expressly states that the option is intended to be an ISO. All terms and conditions of all grants of ISOs will be subject to and comply with Section 422 of the Code and the regulations promulgated thereunder.

Subject to the applicable award agreement, options will vest with respect to 30%, 30% and 40% of the shares of our common stock subject to such options on each of the first three anniversaries of the grant date. Except as otherwise set forth in the applicable award agreement, each option will expire upon the earlier of (i) the fifth anniversary of the date the option is granted and (ii) either (x) 90 days after the participant who is holding the option ceases to be a Director, officer or employee of us or one of our affiliates for any reason other than the participant’s death or (y) six months after the date the participant who is holding the option ceases to be a Director, officer or employee of us or one of our affiliates by reason of the participant’s death.

The exercise price may be paid with cash (or its equivalent) or, in the sole discretion of the Board or the Compensation Committee, as applicable, with previously acquired shares of our common stock or through delivery of irrevocable instructions to a broker to sell our common stock otherwise deliverable upon the exercise of the option (provided that there is a public market for our common stock at such time), or a combination of any of the foregoing.

Stock Appreciation Rights

The Board or the Compensation Committee, as applicable, may grant SARs under the 2007 Equity Plan either alone or in tandem with, or in addition to, any other award permitted to be granted under the 2007 Equity Plan. SARs granted in tandem with, or in addition to, an award may be granted either at the same time as the award or at a later time. Subject to the applicable award agreement, the exercise price of each share of our common stock covered by a SAR cannot be less than the fair market value of such share on the grant date. Upon exercise of a SAR, the holder will receive cash, shares of our common stock, other securities, other awards, other property or a combination of any of the foregoing, as determined by the Board or the Compensation Committee, as applicable, equal in value to the excess over the exercise price, if any, of the fair market value of the common stock subject to the SAR at the exercise date.

Restricted Shares and Restricted Stock Units

Subject to the provisions of the 2007 Equity Plan, the Board or the Compensation Committee, as applicable, may grant restricted shares and RSUs. Restricted shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the 2007 Equity Plan or the applicable award agreement, except that the Board or the Compensation Committee, as applicable, may determine that restricted shares and RSUs may be transferred by the participant. Upon the grant of a restricted share, a certificate will be issued and registered in the name of the participant and deposited by the participant, together with a stock power endorsed in blank, with us or a custodian designated by the Board or the Compensation Committee, as applicable, or us. Upon the lapse of the restrictions applicable to such restricted share, we or the custodian, as applicable, will deliver such certificate to the participant or his or her legal representative.

An RSU will be granted with respect to one share of our common stock or have a value equal to the fair market value of one such share. Upon the lapse of restrictions applicable to an RSU, the RSU may be paid in cash, shares of our common stock, other securities, other awards or other property, as determined by the Board or the Compensation Committee, as applicable, or in accordance with the applicable award agreement. The Board or the Compensation Committee, as applicable, may, on such terms and conditions as it may determine, provide a participant who holds restricted shares or RSUs with dividends or dividend equivalents, payable in cash, shares of our common stock, other securities, other awards or other property.

Performance Units

Subject to the provisions of the 2007 Equity Plan, the Board or the Compensation Committee, as applicable, may grant performance units to participants. Performance units are awards with an initial value established by the Board or the Compensation Committee, as applicable, (or that is determined by reference to a valuation formula specified by the committee or the fair market value of our common stock) at the time of the grant. In its discretion, the Board or the Compensation Committee, as applicable, will set performance goals that, depending on the extent to which they are met during a specified performance period, will determine the number and/or value of performance units that will be paid out to the participant. The Board or the Compensation Committee, as applicable, in its sole discretion, may pay earned performance units in the form of cash, shares of our common stock or any combination thereof that has an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period. The determination of the Board or the Compensation Committee, as applicable, with respect to the form and timing of payout of performance units will be set forth in the applicable award agreement. The Board or the Compensation Committee, as applicable, may, on such terms and conditions as it may determine, provide a participant who holds performance units with dividends or dividend equivalents, payable in cash, shares of our common stock, other securities, other awards or other property.

Other Stock-Based Awards

Subject to the provisions of the 2007 Equity Plan, the Board or the Compensation Committee, as applicable, may grant to participants other equity-based or equity-related compensation awards, including vested stock. The Board or the Compensation Committee, as applicable, may determine the amounts and terms and conditions of any such awards provided that they comply with applicable laws.

Amendment and Termination of the 2007 Equity Plan

Subject to any applicable law or government regulation and to any additional requirement that must be satisfied if the 2007 Equity Plan is intended to be a stockholder approved plan for purposes of Section 162(m) of the Code and to the rules of Nasdaq, the 2007 Equity Plan may be amended, modified or terminated by our Board of Directors without the approval of our stockholders, except that stockholder approval will be required for any amendment that would (i) increase the maximum number of shares of our common stock available for awards under the 2007 Equity Plan, (ii) increase the maximum number of shares of our common stock that may be delivered pursuant to ISOs granted under the 2007 Equity Plan or (iii) modify the requirements for participation under the 2007 Equity Plan. No modification, amendment or termination of the 2007 Equity Plan that is adverse to a participant will be effective without the consent of the affected participant, unless otherwise provided by the Board or the Compensation Committee, as applicable, in the applicable award agreement.

The Board or the Compensation Committee, as applicable, may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award previously granted, prospectively or retroactively. However, unless otherwise provided by the Board or the Compensation Committee, as applicable, in the applicable award agreement or in the 2007 Equity Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any participant to any award previously granted will not to that extent be effective without the consent of the affected participant.

The Board or the Compensation Committee, as applicable, is authorized to make adjustments in the terms and conditions of awards in the event of any unusual or nonrecurring corporate event (including the occurrence of a change of control of the company) affecting us, any of our affiliates or our financial statements or the financial statements of any of our affiliates, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law whenever the Board or the Compensation Committee, as applicable, in its discretion, determines that those adjustments are appropriate or desirable, including providing for the substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event and, in its discretion, the Board or the Compensation Committee, as applicable, may provide for a cash payment to the holder of an award in consideration for the cancellation of such award.

Change of Control

The 2007 Equity Plan provides that in the event of a change of control of the Company any options and SARs outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control; all performance units will be paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been attained; and all other outstanding awards will automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto will lapse as of immediately prior to such change of control.

Unless otherwise provided pursuant to an award agreement, a change of control is defined to mean any of the following events, generally:

•	a merger or consolidation of the Company with any other entity where the stockholders of the Company do not represent more than 60% of the voting power of the surviving entity after such merger or consolidation;

•	the adoption of a plan of our complete liquidation of the Company or approval by our stockholders of an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets;
•	an acquisition by any person of beneficial ownership of 25% or more of the combined voting power of the Company, other than any holders of the Company which held in excess of 25% of the combined voting power at the time of adoption of the 2007 Equity Plan;
•	a change in the composition of a majority of our Board of Directors that is not supported by the incumbent Board of Directors; or
•	the occurrence of any other change in control of a nature that would be required to be reported in the Company’s SEC filings.

Term of the 2007 Equity Plan

No award may be granted under the 2007 Equity Plan after the tenth anniversary of the date the 2007 Equity Plan was approved by our stockholders.

Equity Compensation Plan Information

The following table summarizes information about the Company’s equity compensation plans as of December 31, 2012:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans approved by security holders	71,237	$61.72	107,609
Equity Compensation Plans not approved by security holders	—	N/A	—
Total	71,237	$61.72	107,609

Change of Control Plan

The Company has adopted and maintained a Change of Control Plan, effective November 10, 2006 (the “COC Plan”), that may require us to pay severance benefits to certain executives, key managers and other employees in the event of a change of control (as defined in the COC Plan). The purpose of the COC Plan is to assure the continued services of our employees in an objective and impartial basis, without distraction or conflict of interest in the event of an attempt of a third party to obtain control of the Company. The COC Plan covers all of our employees other than Mr. Pearce and Mr. Maguire. The COC Plan provides for three levels of severance benefits in the event of a change of control. Executive officers will receive the highest level of compensation under the COC, and key managers and other employees will receive more limited severance benefits.

Under the COC Plan, upon a change of control, all non-vested securities of the Company held by employees will automatically vest, as will all non-vested rights under or in connection with all benefit plans, including the 2007 Equity Plan, the 401(k) Plan and the Deferred Compensation Plan. In addition, under the COC Plan, if an executive officer, key manager or other employee, as applicable, is terminated within one year of a change of control or he or she resigns within 30 days after a reduction of title, duties, compensation or benefits (defined as a “Material Change” in the COC Plan) occurring within one year of a change of control, (i) an executive officer will receive a payment consisting of 100% of Base Compensation (as defined in the COC Plan), 100% of the greater of the executive’s most recent annual bonus or the projected annual bonus for the year in which the change of control occurs, a pro rata portion of the executive’s projected annual bonus for the year in which the change of control occurs, plus accrued but unpaid bonuses; (ii) a key manager will receive a payment consisting of 100% of Base Compensation, a pro rata portion of the key manager’s projected annual bonus for the year in which the change of control occurs, plus accrued but unpaid bonuses; and (iii) any other employee will receive a payment consisting of 50% of the annual base salary then in effect, a pro rata portion of the employee’s projected annual bonus for the year in which the change of control occurs, plus accrued but unpaid bonuses.

The COC Plan may be amended or terminated by the Company at any time, except during the one year period immediately following a change in control. In no event may an amendment or termination of the COC Plan following a change of control alter or curtail any vested benefits under the plan due to employees who have been terminated prior to such amendment or termination.

Potential Benefits and Payments Upon Termination or a Change in Control

Mr. Pearce’s Potential Post-Employment Payments

Under the terms of Mr. Pearce’s employment agreement, assuming that we terminated his employment without cause or he terminated his employment for good reason on December 31, 2012, upon execution of a severance agreement and a customary release of future claims, we would have paid Mr. Pearce a severance payment in an amount equal to $703,000 and provided health benefit coverage equal to approximately $29,000. Had such termination occurred following a change of control, we would have paid Mr. Pearce an additional severance payment in an amount equal to $703,000.

Mr. Maguire’s Potential Post-Employment Payments

Under the terms of Mr. Maguire’s employment agreement, assuming that we terminated his employment without cause or he terminated his employment for good reason on December 31, 2012, upon execution of a severance agreement and a customary release of future claims, we would have paid Mr. Maguire a severance payment in an amount equal to $403,000 and provided health benefit coverage equal to approximately $20,000. Had such termination occurred following a change of control, we would have paid Mr. Maguire an additional severance payment in an amount equal to $260,000.

Mr. Anderson’s Potential Post-Employment Payments

Under the terms of Mr. Anderson’s employment, assuming that we terminated his employment without cause or he terminated his employment for good reason on December 31, 2012, upon execution of a severance agreement and a customary release of future claims, we would have paid Mr. Anderson a severance payment in an amount equal to $287,500 and provided health benefit coverage equal to approximately $7,000.

Mr. Anderson is entitled to participate in our COC Plan, which may require us to pay severance benefits to Mr. Anderson in the event of a “change of control” (as defined in the COC Plan). Upon a change of control, all non-vested securities of the Company held by Mr. Anderson will automatically vest, as will all non-vested rights under or in connection with all benefit plans, including the 2007 Equity Plan, the 401(k) Plan and the Deferred Compensation Plan. Under the COC Plan, if Mr. Anderson is terminated within one year of a change of control or he resigns within 30 days after a reduction of title, duties, compensation or benefits (defined as a “Material Change” in the COC Plan) occurring within one year of a change of control, he will receive a payment consisting of 100% of Base Compensation (as defined in the COC Plan) plus 100% of the greater of Mr. Anderson’s most recent annual bonus or the projected annual bonus for the year in which the change of control occurs plus accrued but unpaid bonuses.

Assuming termination within one year of a change of control, or resignation within 30 days after a Material Change occurring within one year of a change of control, based on his current salary and target bonus, we would potentially pay Mr. Anderson an additional severance payment in an amount equal to $295,000, and any non-vested rights under the 401(k) Plan and the 2007 Equity Plan (as described below) would vest.

Compensation of Directors

The following table sets forth the compensation earned by our non-employee Directors for services rendered during the fiscal year ended December 31, 2012:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	All Other Compensation	Total Compensation
Blake, Elizabeth(3)	$51,500	$12,202	$—	$—	$63,702
Einhorn, David(4)	40,000	12,202	—	—	52,202
Jaffee, Richard(5)	44,500	12,202	—	—	56,702
March, John(6)	43,000	12,202	—	—	55,202
Sampias, Ernest(7)	60,000	12,202	—	—	72,202
Wong, Mark(8)	132,500	122,314	109,394	25,000	389,208

(1)	The Company granted 1,250 shares of restricted stock on March 15, 2011 and 750 shares of restricted stock on March 15, 2012 to each of our non-employee Directors, except for Mr. Wong. This restricted stock vests on the first anniversary of the grant date. For Mr. Wong, the Company granted 25,000 shares of restricted stock on March 15, 2011 and 8,850 shares of restricted stock on March 15, 2012. Mr. Wong’s restricted stock vests in equal increments of 25% on each of the first four anniversaries of the grant date. The amounts reported represent the aggregate grant date fair value of such awards computed in accordance with FASB ASC 718.
(2)	In December 2009, the Company granted Mr. Wong 20,000 stock options with an exercise price of $63.80. The stock options vested 30%, 30%, and 40% over a three year period on each of the first three anniversaries of the grant date. The amounts reported represent the aggregate grant date fair value of such awards computed in accordance with FASB ASC 718.
(3)	As of December 31, 2012, Ms. Blake held 1,750 shares of vested and 750 shares of unvested restricted stock and options to purchase 250 shares of common stock at $71.00 per share, options to purchase 250 shares of common stock at $14.60 per share, and options to purchase 250 shares of common stock at $34.40 per share.
(4)	As of December 31, 2012, Mr. Einhorn held 2000 shares of vested and 750 shares of unvested restricted stock and options to purchase 250 shares of common stock at $71.00 per share, options to purchase 250 shares of common stock at $14.60 per share, and options to purchase 250 shares of common stock at $34.40 per share.
(5)	As of December 31, 2012, Mr. Jaffee held 1,750 shares of vested and 750 shares of unvested restricted stock and options to purchase 250 shares of common stock at $132.00 per share, options to purchase 250 shares of common stock at $71.00 per share, options to purchase 250 shares of common stock at $14.60 per share, and options to purchase 250 shares of common stock at $34.40 per share.
(6)	As of December 31, 2012, Mr. March held 1,750 shares of vested and 750 shares of unvested restricted stock and options to purchase 250 shares of common stock at $132.00 per share, options to purchase 250 shares of common stock at $71.00 per share, options to purchase 250 shares of common stock at $14.60 per share and options to purchase 250 shares of common stock at $34.40 per share.
(7)	As of December 31, 2012, Mr. Sampias held 1,375 shares of vested and 750 shares of unvested restricted stock and options to purchase 250 shares of common stock at $29.20 per share.
(8)	As of December 31, 2012, Mr. Wong held 6,750 shares of vested and 27,600 shares of unvested restricted stock and options to purchase 250 shares of common stock at $132.00 per share, options to purchase 250 shares of common stock at $71.00 per share, options to purchase 250 shares of common stock at $14.60 per share, options to purchase 20,000 shares of common stock at $63.80 per share, and options to purchase 250 shares of common stock at $34.40 per share. Other compensation consists of payments to Consus Corporation, a consulting company controlled by Mr. Wong, as reimbursement for certain administrative support expenses.

Under our compensation program for Directors, Directors who are also full-time officers or employees of the Company receive no additional compensation for serving as Directors. All other Directors receive an annual retainer of $30,000, with the exception of Mr. Wong, whose compensation as Chairman of the Board is determined annually by the other non-employee Directors. Each non-employee Director also receives a fee of $2,500 for each Board meeting attended and $1,000 for each committee meeting attended, if such committee meeting is held on a day different than a Board meeting. In addition, the Chairman of the Audit Committee receives an annual retainer of $15,000 and the Chairmen of the Governance and Nominating Committee receives an annual retainer of $7,500.

Our non-employee Directors, except for Mr. Wong, were each granted 750 shares of restricted stock in March 2012. Mr. Wong was granted 8,850 shares of restricted stock in March 2012. Our policy is to make grants of stock options and/or shares of restricted stock to our non-employee Directors who join the Board, and thereafter to make regular, annual grants of stock options and/or restricted stock to our non-employee Directors. These options and shares of restricted stock are usually scheduled to vest one year from their respective dates of grant.

Transactions with Related Persons, Promoters and Certain Control Persons

Certain Equity Interests Held by Our Executive Officers, Directors and Principal Stockholders

Immediately prior to the consummation of the Company’s initial public offering in June 2007, BioFuel Energy, LLC, a subsidiary of the Company (the “Operating Company”) amended and restated its limited liability company agreement to replace its then outstanding membership units with a single class of membership units. All of our historical Operating Company equity investors, including certain of our executive officers and principal stockholders, exchanged their existing membership units in the Operating Company for new membership units in amounts determined in accordance with the then-existing limited liability company agreement of the Operating Company and based on the initial offering price of our shares of common stock issued in the initial public offering. Upon consummation of the initial public offering, BioFuel Energy Corp. issued to each historical Operating Company equity investor, including certain of our executive officers and principal stockholders, shares of our Class B common stock equal to the number of membership units held.

A summary of these issuances that remained outstanding as of December 31, 2012 is presented in the table below:

Stockholder Name	LLC Units & Class B Shares Held
Greenlight Capital, LP	149,933
Greenlight Capital Qualified, LP	553,969
Greenlight Capital (Gold), LP	77,056
Scott H. Pearce	14,521
Total	795,479

Holders of membership units in the Operating Company (other than BioFuel Energy Corp.) may exchange these membership units for shares of our common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. At any time a share of common stock is redeemed, repurchased, acquired, cancelled or terminated by us, one membership unit registered in the name of BioFuel Energy Corp. will automatically be cancelled by the Operating Company so that the number of membership units held by BioFuel Energy Corp. at all times equals the number of shares of common stock outstanding. The Operating Company maintains a capital account for each Operating Company member. No Operating Company member will be required to make additional capital contributions to the Operating Company without such member’s consent, and no Operating Company member will be required to pay to the Operating Company or to any other Operating Company member any deficit or negative balance which may exist from time to time in such member’s capital account. Membership interests in the Operating Company are also subject to certain restrictions on transfer, as set forth in the limited liability agreement.

True-Up Agreement

At the time of formation of the Operating Company, our founders agreed with certain of our principal stockholders as to the relative ownership interests in the Company of our management members and affiliates of Greenlight Capital, Inc. and Third Point LLC. Certain management members and affiliates of Greenlight

Capital, Inc. and Third Point LLC agreed to exchange Operating Company membership units, shares of common stock or cash at a future date, referred to as the “true-up date,” depending on the Company’s performance. The “true-up date” occurred on June 19, 2012, which was five years from the date of the initial public offering. Since the value of the Company decreased from the time of the initial public offering to the “true-up date”, the affiliates of Greenlight and Third Point received 69,382 and 34,691 LLC membership units, respectively, from certain members or former members of our management group during the third quarter of 2012 as a result of the “true-up”. No new shares were issued as a result of the “true-up” but rather a redistribution of shares occurred among certain members or former members of our management group and our two largest investors, Greenlight and Third Point.

Transactions with Cargill

As of April 2, 2012 Cargill, Incorporated (through an affiliate) was the owner of more than 5% of the voting power of our common stock. In September 2006, we entered into the following agreements with Cargill-related entities:

•	20-year corn supply agreements under which Cargill, Incorporated agreed to provide 100% of the corn required at our Wood River and Fairmont plants and we agreed to pay Cargill a per bushel fee that was negotiated on an arm’s-length basis;
•	10-year ethanol marketing agreements under which Cargill, Incorporated agreed to market and distribute 100% of the ethanol produced at our Wood River and Fairmont plants and we agreed to pay Cargill a commission that was negotiated on an arm’s-length basis; and
•	20-year grain facility lease agreements under which Cargill, Incorporated agreed to lease to us real property and certain structures on the property, including grain elevators immediately adjacent to our Wood River and Fairmont plants, and we agreed to pay Cargill rent in monthly installments that was negotiated on an arm’s-length basis;

Under the terms of an agreement with us, Cargill has the right to terminate any or all of our arrangements with it for any or all of our facilities if any of five designated parties or their affiliates acquires 30% or more of our voting securities or the power to elect a majority of our Board. Cargill has designated five parties, each of which was engaged primarily in the agricultural commodities business, and it has the right to annually update this list of identified parties, so long as the list does not exceed five entities.

The subsidiaries of the Operating Company entered into Omnibus Agreements with Cargill, which became effective on September 1, 2009. Pursuant to these agreements, Cargill agreed to extend payment terms for our corn purchases and defer a portion of certain fees payable to Cargill for one year. The deferred fees were to be payable to Cargill over a two-year period, and the payment terms for corn were to revert to the original terms beginning on September 1, 2010. On September 23, 2010, we entered into a Letter Agreement with Cargill that continues the extended payment terms for the duration of our corn supply agreements and reduces certain fees payable under those agreements and our ethanol and distillers grain marketing agreements. These agreements are expected to provide us with varying amounts of additional working capital over their duration. As of December 31, 2012, $2.6 million of such deferrals remained outstanding and we continue to make periodic payments of deferred ethanol commissions at our discretion.

REPORT OF AUDIT COMMITTEE,
FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND RELATED MATTERS

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2012.

The Audit Committee oversees the Company’s financial reporting process, internal controls and audit functions on behalf of the Board of Directors and operates under a written charter adopted by the Board. Each of the three members of the Audit Committee, Mr. Sampias, Ms. Blake and Mr. Jaffee, are independent Directors, according to the rules and regulations of the SEC and Nasdaq listing standards.

Management is responsible for the financial statements and the reporting process, including the system of internal controls. Grant Thornton LLP, the Company’s independent registered public accounting firm, is responsible for expressing an opinion as to whether these financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

In performing its oversight responsibilities, the Audit Committee reviewed and discussed with management and Grant Thornton LLP the audited consolidated financial statements of the Company for the year ended December 31, 2012 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with Grant Thornton LLP their judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications.

In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and letter from the independent auditors to the Audit Committee required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee also noted that the only non-audit related services performed by the independent auditors in 2012 related to an agreed upon procedures report as required by the Environmental Protection Agency and certain state property tax compliance services, thus maintaining the independent auditors’ independence.

Based on the reviews, discussions and representations from management referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors,

Ernest J. Sampias, Chairman
Elizabeth K. Blake
Richard I. Jaffee

Fees of Independent Registered Public Accounting Firm

Audit Fees

The audit fees billed for professional services rendered by Grant Thornton LLP for the audit of the Company’s annual financial statements and audit of the subsidiary and the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q totaled $247,900 and $249,262 for the 2012 and 2011 fiscal years, respectively.

Audit Related Fees

There were no audit related services rendered by Grant Thornton LLP for fiscal years 2012 and 2011.

Tax Fees

Tax services rendered by Grant Thornton LLP totaled $11,130 and $13,250 for fiscal years 2012 and 2011, respectively, and related to the preparation of the Nebraska property tax return for our Wood River plant.

All Other Fees

Other professional services rendered by Grant Thornton LLP totaled $19,090 and $22,638 for fiscal years 2012 and 2011, respectively, and related to an agreed upon procedures report as required by the Environmental Protection Agency. The Audit Committee has considered whether the provision of non-audit services by the Company’s independent auditors is compatible with maintaining auditor independence. All audit and non-audit services must be approved in advance by the Audit Committee. All audit-related services, tax services and other services for 2012 and 2011 set forth above were pre-approved by the Audit Committee which determined that such services would not impair the independence of our auditor and are consistent with the SEC’s rules on auditor independence.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC, initial reports of ownership and reports of changes in beneficial ownership of such equity securities of the Company. To the Company’s knowledge, based solely upon the reports filed and written representations regarding reports required during the fiscal year ended December 31, 2012, no executive officer, director or 10% owner of the Company failed to file reports required by Section 16(a) on a timely basis during the fiscal year ended December 31, 2012.

By Order of the Board of Directors,

Mark L. Zoeller
Secretary

BIOFUEL ENERGY CORP.

BIOFUEL ENERGY CORP.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P O BOX 1342
Brentwood, NY 11717

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The Board of Directors recommends you vote FOR the following:

1. Election of Directors
Nominees

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Mark W. Wong   02 Scott H. Pearce   03 Elizabeth K. Blake   04 David Einhorn   05 Richard I. Jaffee
06 John D. March   07 Ernest J. Sampias

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Any other matters that may come before the meeting or any adjournments thereof.

0000177469_1 R1.0.0.51160

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

BIOFUEL ENERGY CORP.
Annual Meeting of Stockholders
June 20, 2013 10:00 AM
This proxy is solicited by the Board of Directors

The Stockholder(s) hereby appoints Scott H. Pearce and Kelly G. Maguire, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BIOFUEL ENERGY CORP. that the Stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, MDT on June 20, 2013, at the Corporate Offices of BioFuel Energy Corp. at 1600 Broadway, Suite 2200 Denver, CO 80202, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000177469_2 R1.0.0.51160

Continued and to be signed on reverse side